MEMORANDUM AGREEMENT BETWEEN LIVE ENTERTAINMENT INC.
                      AND ANTHONY J. SCOTTI

     This is a memorandum agreement between LIVE Entertainment Inc. ("LIVE") and Anthony J. Scotti ("Scotti") dated as of this 23rd day of December, 1993.

     Scotti presently serves as Chairman of the Board of LIVE.
LIVE has engaged Roger A. Burlage to act as its Chief Executive Officer and President pursuant to an employment agreement dated as of December 23, 1993, which agreement extends through December 31, 1997. A provision in the Burlage employment agreement calls for Burlage to report to Scotti and the Board of Directors of LIVE and provides that LIVE "shall retain the services of Anthony J. Scotti as Chairman of the Board of [LIVE] during the period ending December 31, 1996" for such purposes. The employment agreement further provides that "the failure of Anthony J. Scotti to be available for such purposes during such period, if due to a breach by [LIVE] of any obligation to or agreement with Anthony J. Scotti, shall be a material breach of [LIVE's] obligations to [Burlage]."

     This memorandum agreement confirms the understanding between LIVE and Scotti with respect to Scotti's services as Chairman of the Board of LIVE or in some similar capacity. Scotti agrees that he will make himself available to to LIVE or any video subsidiary to act as Burlage's primary reporting person for the period ending December 31, 1996 on the same terms and conditions as are presently in effect with respect to his services as the Chairman of the Board, and LIVE agrees to engage Scotti for such purposes for such period on such terms.



                         ANTHONY J. SCOTTI


                         LIVE Entertainment Inc.



                         By:
                                  Michael J. White, Senior Vice
                                  President